August 22, 2019

Charlie Szoradi

Owner

Revolution Energy Group, LLC

22 Waterloo Ave.

Berwyn, PA 19312

Removal from Advisory Board

Mr. Szoradi:

Due to lack of mutually beneficial business interests, 2050 Motors, Inc. hereby removes you from its Advisory Board effective immediately. Ten (10) million common stock purchase warrants issued May 9, 2019 to you are hereby canceled.

Thank you,

Vikram Grover

CEO

2050 Motors, Inc.